As filed with the Securities and Exchange Commission on November 10, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

______________________

REGIONAL MANAGEMENT CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	57-0847115 (I.R.S. Employer Identification No.)
979 Batesville Road, Suite B Greer, South Carolina 29651 (Address of Principal Executive Offices)	29651 (Zip Code)

RESTRICTED STOCK AWARD AGREEMENT (Inducement Grant)

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT (Inducement Grant)

(Full title of the plan)

Catherine R. Atwood

Senior Vice President, General Counsel, and Secretary

Regional Management Corp.

979 Batesville Road, Suite B

Greer, South Carolina 29651

(864) 448-7000

(Name, address, and telephone number, including area code,

of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is being filed for the registration of 120,000 shares of common stock, $0.10 par value per share (“Common Stock”) of Regional Management Corp. (the “Company” or the “Registrant”) which is the maximum number of shares that may be issued upon (i) the vesting of restricted stock awards, in accordance with the terms of Restricted Stock Award Agreements (Inducement Grant), by and between the Company and Lakhbir S. Lamba (each a “Restricted Stock Inducement Award”) and (ii) the vesting and settlement of performance restricted stock units, in accordance with the terms of the Performance Restricted Stock Unit Award Agreement (Inducement Grant), by and between the Company and Mr. Lamba (the “Performance Restricted Stock Unit Inducement Award” and together with the Restricted Stock Inducement Award, the “Employment Inducement Awards”). An initial Restricted Stock Inducement Award is expected to be granted on November 10, 2025, and a separate Restricted Stock Inducement Award and the Performance Restricted Stock Unit Inducement Award are expected to be granted during the Company’s fiscal quarter ending March 31, 2026. The Employment Inducement Awards are intended to be granted under the employment inducement award exemption under the New York Stock Exchange Listed Company Manual Rule 303A.08.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of the Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be given to Mr. Lamba, as required by Rule 428 under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Company with the Commission, are incorporated by reference herein and shall be deemed to be a part hereof:

(a)
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed on February 21, 2025;
(b)
The information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 from the Company’s Definitive Proxy Statement on Schedule 14A filed on April 9, 2025;
(c)
The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 filed on May 2, 2025;
(d)
The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025 filed on August 1, 2025;
(e)
The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 filed on November 6, 2025;
(f)
The Company’s Current Reports on Form 8-K filed on February 5, 2025 (except for the disclosure under Item 2.02), March 13, 2025, March 19, 2025, April 2, 2025 (except for the disclosure under Item 7.01), April 30, 2025 (except for the disclosure under Item 2.02), May 21, 2025, July 30, 2025 (except for the disclosure under Item 2.02), August 25, 2025, October 29, 2025 (except for the disclosure under Item 7.01), and November 5, 2025 (except for the disclosure under Item 2.02); and
(g)
The description of the Company’s Common Stock contained in Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 16, 2020, including any amendment or report filed for the purpose of updating such description.

All reports and/or documents filed by the Company with the Commission under Sections 13(a), 13(c), 14, and 15(d), as applicable, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except for such reports and/or documents (or portions thereof) that are only “furnished” to the Commission or that are otherwise not deemed to be filed with the Commission pursuant to such Exchange Act sections, subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of such filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director or officer of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of: (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director under Section 174 of the DGCL; (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit; or (v) an officer in any action by or in the right of the corporation. The Company’s amended and restated certificate of incorporation provides that no director of the Company will have any personal liability to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation, or is, or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending, or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee, or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

The Company’s second amended and restated by-laws provide that the Company must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company’s amended and restated certificate of incorporation, the Company’s second amended and restated by-laws, agreement, vote of stockholders or disinterested directors, or otherwise.

The Company maintains standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to the Company with respect to indemnification payments that it may make to such directors and officers.

Item 8. Exhibits.

The following exhibits are filed on behalf of the Company as part of this Registration Statement:

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of Regional Management Corp. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on April 2, 2012)
4.2	Second Amended and Restated By-Laws of Regional Management Corp. (incorporated by reference to Exhibit 3.2 to Quarterly Report on Form 10-Q filed on May 2, 2025)
4.3*	Form of Restricted Stock Award Agreement (Inducement Grant)
4.4*	Form of Performance Restricted Stock Unit Award Agreement (Inducement Grant)
5.1*	Opinion of Womble Bond Dickinson (US) LLP
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of Womble Bond Dickinson (US) LLP (included in Exhibit 5.1)
24*	Powers of Attorney (included on the signature page)
107*	Filing Fee Table

______________________

*Filed herewith.

Item 9. Undertakings.

1.
The undersigned Registrant hereby undertakes:
(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fees Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(c)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Regional Management Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greer, State of South Carolina, on this 10th day of November, 2025.

REGIONAL MANAGEMENT CORP.

By: /s/ Harpreet Rana

Harpreet Rana

Executive Vice President and

Chief Financial and Administrative Officer

Each of the undersigned, being a director and/or officer of Regional Management Corp. (the “Company”), hereby nominates, constitutes, and appoints Harpreet Rana and Catherine R. Atwood, or any one of them severally, to be his/her true and lawful attorney-in-fact and agent and to sign in his/her name and on his/her behalf in any and all capacities stated below, and to file with the U.S. Securities and Exchange Commission (the “Commission”) this Registration Statement on Form S-8 (the “Registration Statement”) or other appropriate form, and to file any and all amendments, including post-effective amendments, exhibits, and other documents and instruments in connection therewith, to this Registration Statement, making such changes to this Registration Statement as such attorney-in-fact and agent deems appropriate, and generally to do all such things on his/her behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and all requirements of the Commission.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of November 10, 2025.

/s/ Lakhbir S. Lamba Name: Lakhbir S. Lamba	/s/ Harpreet Rana Name: Harpreet Rana
Title: President and Chief Executive Officer and Director (principal executive officer)	Title: Executive Vice President and Chief Financial and Administrative Officer (principal financial officer)

/s/ Steven B. Barnette Name: Steven B. Barnette Title: Vice President and Chief Accounting Officer (principal accounting officer)	/s/ Carlos Palomares Name: Carlos Palomares Title: Chair of the Board of Directors

/s/ Julie Booth Name: Julie Booth Title: Director	/s/ Jonathan D. Brown Name: Jonathan D. Brown Title: Director

/s/ Roel C. Campos Name: Roel C. Campos Title: Director	/s/ Maria Contreras-Sweet Name: Maria Contreras-Sweet Title: Director

/s/ Michael Dunn Name: Michael Dunn Title: Director	/s/ Steven J. Freiberg Name: Steven J. Freiberg Title: Director

/s/ Sandra K. Johnson
Name: Sandra K. Johnson
Title: Director